Exhibit 4.2

FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of May 7, 2008, by and among Airgain, Inc., a California corporation (the “Company”), and the investors listed on Schedule A (each, an “Investor” and collectively, the “Investors”).

RECITALS

WHEREAS, in connection with the sale by the Company of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock, the Company, certain of the Investors and others have previously entered into that certain Third Amended and Restated Investors’ Rights Agreement dated as of February 9, 2007 (the “Prior Agreement”);

WHEREAS, the Company intends to sell shares of its Series G Preferred Stock concurrently with the execution herewith (the “Series G Financing”);

WHEREAS, the Company and certain of the Investors have entered into a Series G Preferred Stock Purchase Agreement for sale by the Company and purchase by such Investors of the Company’s Series G Preferred Stock in connection with the Series G Financing (the “Purchase Agreement”);

WHEREAS, in order to induce investors to purchase shares of the Company’s Series G Preferred Stock and execute the Purchase Agreement, the investors’ obligations of which are conditioned upon the execution and delivery of this Agreement, the Investors and the Company wish to amend and restate the Prior Agreement in its entirety as set forth below so that this Agreement shall govern the rights of the Investors to cause the Company to register shares of the Company’s Common Stock (“Common Stock”) issuable to the Investors and certain other matters as set forth herein; and

WHEREAS, the Investors who were signatories to the Prior Agreement consent to the addition as parties to this Agreement the Investors who purchase the Company’s Series G Preferred Stock.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Affiliate” or “Affiliated Entity” means (i) any pooled investment entity for which the Investor or Holder, as the case may be, has investment and disposition discretion over the assets of the entity, or (ii) any other person or entity controlling, under common control with or controlled by an Investor or Holder, as the case may be; for purposes of this definition, “control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in the relevant business entity.

(c) “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

(d) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(f) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(g) The term “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock.

(h) The term “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(i) The term “Registrable Securities” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock, (ii) any Common Stock otherwise purchased by the Investors, and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Preferred Stock or Common Stock, excluding in all cases, however, (A) any Registrable Securities sold in a transaction in which the registration rights contemplated by this Agreement are not assigned, (B) any securities sold by a person to the public pursuant to a registration statement or pursuant to Rule 144 adopted by the SEC under the Act, and (C) any accrued but unpaid dividends payable in shares of Common Stock on conversion of the Preferred Stock.

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(k) The term “SEC” shall mean the Securities and Exchange Commission.

(l) “Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act.

1.2 Request for Registration.

(a) If the Company shall receive at any time after one hundred eighty (180) days after the effective date of the first registration statement for a public offering of securities of the Company (other than Special Registration Statements), a written request from the Holders of at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of Registrable Securities, the anticipated aggregate offering price, net of underwriting discounts and commissions, of which would exceed $7,500,000, then the Company shall:

(i) within ten (10) days after the receipt thereof, give written notice of such request to all Holders; and

(ii) effect as soon as practicable, and in any event within sixty (60) days after the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b), within thirty (30) days after the mailing of such notice by the Company in accordance with Section 3.6.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders, such Holder, and the Company) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. The Company shall notify all Holders of Registrable Securities in writing at least fifteen days prior to the filing of any registration statement under the Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.5 Furnish Information.

(a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

1.6 Expenses of Demand Registration. All reasonable expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.12, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all reasonable expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company, and then only in such quantity as the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters and the Company determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty five percent (25%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling shareholders may be excluded if the underwriters make the determination described above. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro-rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the gross proceeds from the offering received by such Holder. Notwithstanding the foregoing, such selling Holder’s obligations hereunder shall be limited to an amount equal to the proceeds to such selling holder from the securities sold in any such registration.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss,

liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use reasonable efforts to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Company’s Board of Directors it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (4) if the Company has already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All reasonable expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of one counsel for the selling Holder or Holders and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (i) any partner (whether limited or general) or retired partner of a partnership, (ii) any Affiliate of Holder if both Holder and the transferee are entities, or (iii) a transferee or assignee of such securities who, after such assignment or transfer, holds at least

50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 1.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days after the effective date of any registration effected pursuant to Section 1.2.

1.15 “Market Stand-Off” Agreement. Each Investor hereby agrees that, during the period of duration specified by the Company or an underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company or such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that such market stand-off time period shall not exceed one hundred eighty (180) days.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to a Special Registration Statement.

1.16 Termination of Registration Rights.

No Holder shall be entitled to exercise any right provided for in this Section 1 after (i) three (3) years following the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public, or (ii) with respect to a Holder of Registrable Securities, the date upon which such Holder’s Registrable Securities may be sold pursuant to Rule 144(b)(1) promulgated under the Act.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall (A) deliver to each Investor who holds, together with its Affiliates, at least 150,000 shares of Registrable Securities (as adjusted for stock splits and combinations) issued or issuable upon conversion of the Series E Preferred Stock, the Series F Preferred Stock and/or the Series G Preferred Stock, or any combination thereof (a “Major Senior Preferred Investor”), and (B) upon the request of any other Investor who holds at least 250,000 shares of Registrable Securities (as adjusted for stock splits and combinations) (a “Key Investor” and, together with the Major Senior Preferred Investors, the “Major Investors”), deliver to each such Major Investor, the following:

(a) within ninety (90) days after the later of the Company’s receipt of such request, if applicable, and the end of any fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of regionally recognized reputation selected by the Company.

(b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date.

(c) within the later of sixty (60) days after the Company’s receipt of such request, if applicable, and sixty (60) days prior to the end of the fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company and approved by its Board of Directors;

(d) with respect to the financial statements called for in Section 2.1(b), an instrument executed by the Chief Financial Officer, Chief Executive Officer or President of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment; and

(e) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as such requesting party may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (e) or any other subsection of Section 2.1 to provide information which it deems in good faith to be a trade secret or similar confidential information.

2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.3 Confidentiality. Each Major Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 2.3.

2.4 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate as to Major Investors and be of no further force or effect upon the earliest to occur of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public that results in the Preferred Stock being converted into Common Stock, (ii) the date the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, or (iii) (a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, provided that this clause (iii) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company (a “Change of Control”).

2.5 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.6 Right of First Offer. Subject to the terms and conditions specified in this Section 2.6, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Equity Securities. For purposes of this Section 2.6, an Investor includes any Affiliates or general or limited partners of such Investor if so designated by such Investor in writing. A Major Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and Affiliates in such proportions as it deems appropriate.

(a) If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the material terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have twenty (20) calendar days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale. Each Investor’s pro rata share of such Equity Securities is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the options, warrants or Preferred Stock) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the options, warrants or Preferred Stock) immediately prior to the issuance of the Equity Securities.

(b) If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. The Major Investors shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 2.6(a) hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 2.6(a), the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

(c) The rights of first refusal established by this Section 2.6 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the Company’s initial public offering or (ii) a Change in Control. The rights of first refusal established by this Section 2.6 may be amended, or any provision waived, with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors. The rights of first refusal of each Major Investor under this Section 2.6 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 1.13.

(d) The rights of first refusal established by this Section 2.6 shall have no application to any of the following Equity Securities:

(i) shares of Common Stock (and/or options, warrants or other

Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(ii) stock issued pursuant to (A) any options, warrants, rights or other agreements outstanding as of the date of this Agreement, and (B) stock issued pursuant to any options, warrants, rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 2.6 applied with respect to the initial sale or grant by the Company of such subsequent rights or agreements;

(iii) the issuance of securities pursuant to a registration statement filed under the Act;

(iv) the issuance of securities pursuant to the conversion of the Company’s Preferred Stock;

(v) the issuance of securities for consideration other than cash in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

(vi) the issuance of securities pursuant to any equipment leasing or loan arrangement, or debt financing from a bank or similar financial or lending institution;

(vii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(viii) the issuance of securities in connection with strategic transactions involving the Company and other entities including (a) joint ventures, manufacturing, marketing or distribution arrangements or (b) technology transfer or development arrangements; and

(ix) the issuance of shares of Series G Preferred Stock pursuant to the Purchase Agreement (as the same may be amended from time to time).

2.7 Positive Covenants. So long as not less than ten percent (10%) of the Registrable Securities is still outstanding, the Company agrees as follows:

(a) The Company will keep its properties and those of its subsidiaries in good repair, working order, and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions, and improvements thereto; and the Company and its subsidiaries will at all times comply with the provisions of all material leases to which any of them is a party or under which any of them occupies property so as to prevent any loss or forfeiture thereof or thereunder;

(b) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(c) The Company shall maintain in full force and effect its corporate existence, rights, and franchises and all licenses and other rights to use patents, processes, licenses, trademarks, trade names, or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business.

(d) The Company’s Articles of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. The Company will indemnify members of the Board of Directors to the broadest extent permitted by applicable law.

2.8 Termination of Covenants. The covenants set forth in Section 2.7 shall terminate and be of no further force or effect upon the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public.

2.9 Indemnification and Advancement.

(a) The Company hereby agrees to hold harmless and indemnify the Investors, the Investors’ direct and indirect subsidiaries, Affiliated Entities and corporations, and each of their partners, officers, directors, employees, stockholders, agents, and representatives (collectively, referred to as the “Investor Indemnitees”) against any and all expenses (including attorneys’ fees), damages, judgments, fines, amounts paid in settlements, or any other amounts that an Investor Indemnitee incurs as a result of any claim or claims made against it in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to the Investors’ actions in connection with any transaction undertaken in connection with this Agreement; provided, however, that no Investor Indemnitee shall be entitled to be held harmless or indemnified by the Company for acts, conduct or omissions as to which there has been a final adjudication that such Investor Indemnitee engaged in intentional misconduct or in knowing and culpable violation of the law.

(b) The Company shall reimburse, promptly following request therefor, all reasonable expenses incurred by an Investor Indemnitee in connection with any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, the Investors’ actions in connection with any transaction undertaken in connection with this Agreement, provided, however, that no Investor Indemnitee shall be entitled to reimbursement in connection with acts, conduct or omissions as to which there has been a final adjudication that such Investor Indemnitee engaged in intentional misconduct, in knowing and culpable violation of the law.

(c) The Company’s indemnity obligations set forth above are subject to the Investors providing prompt written notice of a claim. The Company shall control the defense of any such action and, at its discretion, may enter into a stipulation of discontinuance or settlement thereof; provided that the Company may not discontinue any action or settle any claim in a manner that does not unconditionally release the Investors without the Investors’ prior written approval. The Investors shall, at the Company’s expense and reasonable request, cooperate with the Company in any such defense and shall make available to the Company at the Company’s expense all those persons, documents (excluding attorney/client or attorney work product materials) reasonably required by the Company in the defense of any such action. The Investors may, at their expense, assist in such defense.

(d) The Company’s liability to any Investor Indemnitee under this section shall be limited to the amount received by the Company from such Investor Indemnitee, and the Company’s aggregate cumulative liability under this Section shall be limited to the amount received by the Company pursuant to the transaction contemplated by this Agreement.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

3.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii)

when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent (i) if to the Company, at the address as set forth on the signature page hereof, (ii) if to any other party hereto, at the address for such party as set forth on Schedule A hereto or (iii) at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.7 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

3.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.10 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliated Entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.11 Delays and Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

3.12 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

3.13 Amendment and Restatement of Prior Agreement. This Agreement amends and restates the Prior Agreement and all amendments thereto through the date hereof.

3.14 No Third Party Beneficiaries. The Company and the Investors intend that the benefits of this Agreement shall inure only to the Company and the Investors and not to any third person except as expressly so stated herein.

3.15 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series G Preferred Stock pursuant to the Purchase Agreement (as the same may be amended from time to time), any purchaser of such shares of Series G Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor” hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Investors’ Rights Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the date first above written.

“COMPANY”

AIRGAIN, INC.

By:	/s/ Pertti Visuri
Pertti Visuri, President

1930 Palomar Pointe Way, Suite 107
Carlsbad, CA 92008
Attention: President

“INVESTORS”

[(Execution of this Agreement by the Investors will be pursuant to separate Purchaser Signature Pages or Rights Holder Signature Pages)]

[SIGNATURE PAGE TO FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

INVESTORS

Updated as of December 22, 2009

T. Stanton Armour Trust

111 West Monroe Street 16-W

Chicago, IL 60603

Michael K. Armstrong

4623 5th Street

Lubbock, TX 79416

Charles H. Black

525 Alma Real Drive

Pacific Palisades, CA 90272

Matthew Botica

c/o Winston & Strawn

35 West Wacker Drive, Suite 4000

Chicago, IL 60601

Michael L. Bruner

339 Garcia Avenue

Half Moon Bay, CA 94019-1886

The 1997 Trust For Mark C.C. Buckland

Arthur Buckland, Trustee

263 Elm Street

Concord, MA 01742

Eunice Buckland and

Arthur Buckland JTWROS

59 Pondview Drive

Merrimack, NH 03054

Vincent Cainkar TOD Cathy M. Cainkar

6215 West 79th Street, Suite A

Burbank, IL 60459

Louis F. Cainkar, Ltd. Profit Sharing Plan

FBO Vincent Cainkar

6215 West 79th Street, Suite 2A

Burbank, IL 60459

Louis F. Cainkar Ltd. Profit Sharing Plan

f/b/o Vincent M. Cainkar TOD Cathy M. Cainkar

6215 West 79th Street

Burbank, IL 60459

Cap Estate Corp.

Attn: Dennis Nardoni

PO Box 381

Bradley, IL 60915

The William Clayton Jr. Revocable Trust of

June 11, 1981

William Clayton, Jr., Trustee

c/o Clayton Industries

4213 N. Temple City Blvd.

El Monte, CA 91731

The Barbara Cohn Revocable Living Trust

1921 Fox Hills Drive

Los Angeles, CA 90025

Harry Colmery, Trustee

Colmery Family Living Trust

300 Hot Springs Road Nbr. I-175

Montecito, CA 93108

Harry Colmery

300 Hot Springs Road Nbr. I-175

Montecito, CA 93108

Corporate Advice Group

Attn: K.W. Morgan

Woodbourne Hall, PO Box 3162

Road Town, Tortola

British Virgin Islands

Schedule A to Fourth Amended and Restated Investors’ Rights Agreement

Dated May 7, 2008

Arthur W. Coviello, Jr.

c/o RSA Security, Inc.

174 Middlesex Turnpike

Bedford, MA 01730

Joseph E. Davis

33436 Carlbeth Dr.

Encino, CA 91436

Ross C. Dickenson

10550 Wilshire Blvd., Unit 705

Los Angeles, CA 90024

Paul J. Duggan

9950 S. Longwood Drive

Chicago, IL 60643

Francis X. Egan

1143 Ash Street

Winnetka, IL 60093

Francis X. Egan IRA, Delaware Charter

Guarantee & Trust Company, Trustee

c/o Terra Nova Trading LLC

100 South Wacker Drive, Suite 1550

Chicago, IL 60606

John W. Egan

c/o Trungale, Egan & Associates

8 S. Michigan Avenue, Suite 2310

Chicago, IL 60603

Peter Egan

550 Ash Street

Winnetka, IL 60093

Lewis M. Eisenberg

c/o Granite Capital International Group L.P.

126 East 56th Street, 25th Floor

New York, NY 10022-3613

James P. Fitzgerald

c/o Legg Mason Wood Walker, Inc.

1321 Plum Tree Lane, Suite 1285

Winnetka, IL 60093

Gen 3 Partners, Inc.

Attn: Haydar Diab

Ten Post Office Square, 9th Floor

Boston, MA 02109

GEN3 Capital I, LP

c/o GEN3 Partners Inc.

Attn: James K. Sims, Managing Director

Ten Post Office Square, 9/F

Boston, MA 02108

Genesis Partners Ltd. 3

Attn: J. Peter Skirkanich

10620 Eton Way

Vero Beach, FL 32963-9437

Gilbreath Family Ltd.

Attn: James O. Gilbreath, Jr.

624 27th Street

Lubbock, TX 79404

James O. Gilbreath, Jr.

624 27th Street

Lubbock, TX 79404

Harris Bank, Trustee of the

Lynne Townsend Sprague Trust Dated

8/28/63 FBO T. Brook Townsend III

Attn: Craig F. Hardwick

111 West Monroe St. – 6W

Chicago, IL 60603

Harris Bank, Trustee of the

Lynne Townsend Sprague Trust Dated

8/28/63 FBO Kenneth M. Townsend

Attn: Craig F. Hardwick

111 West Monroe St. – 6W

Chicago, IL 60603

Harris Bank, Trustee of the

Lynne Townsend Sprague Trust Dated

8/28/63 FBO Shirley Butterworth

Attn: Craig F. Hardwick

111 West Monroe St. – 6W

Chicago, IL 60603

Schedule A to Fourth Amended and Restated Investors’ Rights Agreement

Dated May 7, 2008

Roger P. Hickey

c/o Chicago Partners

140 S. Dearborn, Suite 1500

Chicago, IL 60603

John Hui

c/o EM Holdings, Inc.

5 Hutton Center, Suite 830

Santa Ana, CA 92707

Richard W. Jones

442 S. Marengo Ave.

Pasadena, CA 91101

Semyon Kogan

15 Philbrick Road

Newton, MA 02459

Steven Korniczky

c/o Paul Hastings

3579 Valley Centre Drive

San Diego, CA 92130

Francis X. Lilly

8900 Burdette Rd.

Bethesda, MD 20817

William A. Lupien

6323 Dewey Drive

Coeur D’Alene, ID 83814

Marlin Capital Corp.

Attn: Mark Egan, President

737 N. Michigan Avenue, Suite 2200

Chicago, IL 60611-2615

Richard A. McKay

5242 Rosehill Court

Reno, NV 89502-9521

MHJ Holdings Co.

Attn: Michael H. Jordan, President

1357 Prospect Rd.

Pittsburgh, PA 15227-1430

Mark D. Mitchell

8430 Gross Point Rd.

Skokie, IL 60077

Morgan Stanley DW Inc.

Cust. For John Grillos IRA Rollover

Attn: Ronald Mullins

245 Lytton Avenue, Suite 200

Palo Alto, CA 94301

The Murray Family Group L.P.

Attn: R. Michael Murray, Jr.

11 Kent Road

Winnetka, IL 60093

Nickelson Properties Limited Partnership

1701 Highway A-1-A, Suite 218

Vero Beach, FL 32963

Northrup Family Trust

Jack Northrup, Trustee

411 North Bay Front

Balboa Island, CA 92662

Northwater Intellectual Property Fund L.P. 1

c/o Northwater Capital Management Inc.

Bay Wellington Tower, Suite 4700

181 Bay Street

P.O. Box 794

Toronto, Ontario

Canada M5J2T3

Michael D. O’Loughlin

2 S. 002 Country Club Lane

Wheaton, IL 60187

Buford H. Ortale

4410 Gerald Place

Nashville, TN 37205

William Carl Pfluger

2133 Office Park Drive

San Angelo, TX 76904

Schedule A to Fourth Amended and Restated Investors’ Rights Agreement

Dated May 7, 2008

Stephen L. Schalk

310 Main Street

Davenport, IA 52801

Ralph E. Simon

11857 Woodhill Ct.

Cupertino, CA 95014

James K. Sims

10680 Eton Way

Vero Beach, FL 32963

(with a copy to Gen3 Partners, Ten Post Office Square,

9th Floor, Boston, MA 02109, Attn: Haydar Diab)

J. Peter Skirkanich

10620 Eton Way

Vero Beach, FL 32963-9437

Charles R. Stuckey, Jr.

121 Woodbine Rd.

Carlisle, MA 01741

Roderick Thompson

c/o Broadgate Growth Investments Ltd.

Attn: Rebecca Dunstan

Grosvenor House

33 Church Street

Hamilton, Bermuda HM12

Arthur M. Toscanini

1414 Barlow Court

Palm Beach Gardens, FL 33410

(with a copy to Gen3 Partners, Ten Post Office Square,

9th Floor, Boston, MA 02109, Attn: Haydar Diab)

Michael Treacy

1184 South Street

Needham, MA 02492

The George R. Tuerk Trust

330 Arden Ave., Suite 200

Glendale, CA 91203

Robert P. Wayman

26220 Moody Road

Los Altos Hills, CA 94022

John P. Williams

1420 Park Place

San Marino, CA 91108

Schedule A to Fourth Amended and Restated Investors’ Rights Agreement

Dated May 7, 2008

A-4